Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 File No. 333-140968, which will be filed by Ampal-American Israel Corporation in October 2007, of our report dated February 25, 2007 relating to the financial statements of Hod Hasharon Sport Center (1992) Limited Partnership’s 2006 Annual Report to Shareholders, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

KPMG Somekh Chaikin

Tel Aviv, Israel
October 17 , 2007